Exhibit 99.1

                         TRANSNET REPORTS THIRD QUARTER
                             AND NINE MONTH RESULTS


/FOR IMMEDIATE RELEASE/                                  CONTACT: Steven J. Wilk
                                                                  (908) 253-0500

BRANCHBURG, NEW JERSEY, May 15, 2007 -- TRANSNET CORPORATION (OTCBB: TRNT), a leading Unified Communications and IT sales and support provider for corporate and educational clients, announced today that for the quarter ended March 31, 2007, the third quarter of fiscal 2007, it reported a net loss of $564,266, or $0.12 per share, on revenue of $6,731,842, as compared to net income of $27,881, or $0.01 per diluted share, on revenue of $8,343,058 in the third quarter of fiscal 2006.

For the nine months ended March 31, 2007, the Corporation reported a net loss of $738,798, or $0.15 per share. This compares to net income of $171,781, or $0.04 per share, for the first nine months of fiscal 2006. Revenue for the nine-month period in fiscal 2007 was $22,883,207, as compared to $27,928,952 in fiscal 2006.

Steven J. Wilk, President, said, "During the March 2007 quarter, we experienced delays in projects associated with contracts with the State of New Jersey. Because many of these projects will be realized in the next few months, we anticipate revenues will increase to approximately $10,000,000 for the quarter ending June 30, 2007.

"As we know, recent events in our country revealed security flaws at institutions of higher learning. In response, some of our clients are conducting aggressive reviews of their IT requirements related to the safety and security of the entities' employees, students, and faculty. We anticipate modification of IT budgets, projects, and priorities to reflect enhanced security measures. For the last two years, TransNet Corporation has actively been involved in security-related solutions which encompass video surveillance and access control (automatic entrance lockdown, card and/or biometric-based door control, enhanced 911 services, and instant "campus-wide" emergency communications). All of these solutions can be tied to and leverage our clients' investments in modern communications systems and networking infrastructure. TransNet has great experience and expertise in these products, although to date they have not significantly contributed to our business model. Outstanding proposals for these products exceed $1,500,000 at this time, a ten-fold increase in proposals as compared to the same time last year.

"Presently many schools, institutions of higher learning and corporations are actively reviewing their security infrastructure and we believe there will be a major shift in public funding for these products and services. TransNet is on the forefront of these services and we believe that this will be a major part of our business in the future. We continue to work with leading manufacturers of these products, and are expanding our internal resources to meet the rising demand."

ABOUT TRANSNET

TransNet Corporation is a leading Unified Communications and IT sales and support provider for corporate, educational, and governmental clients. TransNet provides sophisticated solutions, including system design and integration, help-desk support services and end-user training. Its clients include Fortune 100 organizations, primarily in the pharmaceutical, oil and gas, finance and communications industries, as well as educational and governmental institutions. TransNet serves it clients from its Branchburg, New Jersey headquarters, and its offices in Eastern Pennsylvania.



"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:
THE STATEMENTS CONTAINED IN THIS PRESS RELEASE THAT ARE FORWARD-LOOKING STATEMENTS ARE BASED ON CURRENT MANAGEMENT EXPECTATIONS THAT INVOLVE RISK AND UNCERTAINTIES. POTENTIAL RISKS AND UNCERTAINTIES INCLUDE, WITHOUT

LIMITATION: THE IMPACT OF ECONOMIC CONDITIONS GENERALLY AND IN THE INDUSTRY FOR MICROCOMPUTER PRODUCTS AND SERVICES; DEPENDENCE ON KEY VENDORS; CONTINUED COMPETITIVE AND PRICING PRESSURES IN THE INDUSTRY; PRODUCT SUPPLY SHORTAGES; OPEN-SOURCING OF PRODUCTS OF VENDORS; RAPID PRODUCT IMPROVEMENT AND TECHNOLOGICAL CHANGE, SHORT PRODUCT LIFE CYCLES AND RESULTING OBSOLESCENCE RISKS; LEGAL PROCEEDINGS; CAPITAL AND FINANCING AVAILABILITY; AND OTHER RISKS SET FORTH IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.


                               - tables attached -

                       TRANSNET CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF OPERATIONS
                      ------------------------------------
                                   (unaudited)

                                                                        Three Months Ended March 31,
                                                                         2007                2006
                                                                --------------------------------------
Revenues                                                           $   6,731,842         $   8,343,058
Net Income (Loss)                                                       (564,266)               27,881
Basic Net Income (Loss) Per Common Share                                   (0.12)                 0.01
Diluted Net Income (Loss) Per Common Share                                 (0.12)                 0.01
Weighted Average Common Shares Outstanding:  Basic                     4,823,304             4,823,304
Weighted Average Common Shares Outstanding:  Diluted                   4,823,304             4,925,992


                                                                         Nine Months Ended March 31,
                                                                         2007                2006
                                                                --------------------------------------
Revenues                                                           $  22,883,472         $  27,928,952
Net Income (Loss)                                                       (738,798)              171,781
Basic Net Income (Loss) Per Common Share                                  ($0.15)                 0.04
Diluted Net Income (Loss) Per Common Share                                ($0.15)                 0.04
Weighted Average Common Shares Outstanding:  Basic                     4,823,304             4,823,304
Weighted Average Common Shares Outstanding:  Diluted                   4,823,304             4,925,992

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